Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE ORRSTOWN FINANCIAL SERVICES, INC.
2025 STOCK INCENTIVE PLAN

Pursuant to the Orrstown Financial Services, Inc. 2025 Stock Incentive Plan, as amended through the date hereof (the “Plan”), Orrstown Financial Services, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units specified in the Summary of Grant (an “Award”) to the Grantee named in the Summary of Grant, which such Summary of Grant shall be delivered together with this Award.  Each Restricted Stock Unit shall relate to one share of Common Stock, no par value per share  (the “Shares”), of the Company specified in the Summary of Grant, subject to the restrictions and conditions set forth herein, in the Summary of Grant and in the Plan.  The Summary of Grant shall also specify the date of which the grant is made (the “Grant Date”), the type of security granted, the vesting schedule and other specific details of the Award.

1.          Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in the Summary of Grant and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan, this Award and the Summary of Grant.

2.          Vesting of Restricted Stock Units.  The restrictions and conditions of Paragraph 1 of this Award shall lapse once the Restricted Stock Units vest in accordance with the vesting schedule set forth in the Summary of Grant, so long as the Grantee remains in a Service Relationship on each applicable vesting date.  If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

The Administrator may at any time accelerate the vesting schedule specified in the Summary of Grant.

3.         Dividends.  Restricted Stock Units shall not be entitled to any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property, if declared and paid on the outstanding Company Stock prior to the issuance of unrestricted  shares of Company Stock upon the vesting of the Restricted Stock Units.

4.         Termination of Service Relationship.  Unless otherwise determined by the Administrator, if the Grantee’s Service Relationship terminates for any reason (including due to death or disability) prior to the satisfaction of the vesting conditions set forth in the Summary of Grant, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

5.          Issuance of Shares; Payment of Dividends.  As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to the Summary of Grant on such vesting date (plus any accrued dividends) and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Shares.

6.        Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Award shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.          Tax Withholding.  The Grantee shall, not later than the date as of which this Award becomes includable in the gross income of the Grantee for income tax purposes, pay to the Company or its Affiliates, or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state or local, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Affiliate with respect to the Award. The Administrator may require that the Company’s or Affiliate’s tax withholding obligation be satisfied, in whole or in part, by (i) the Company’s withholding from Shares to be issued pursuant to this Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment; or (ii) an arrangement whereby a certain number of Shares subject to the Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due. For the avoidance of doubt, a Grantee who is a non-employee service provider shall be solely responsible for such Grantee’s own tax liability on the date as of which this Award becomes includable in the gross income of the Grantee for income tax purposes.

8.          Section 409A of the Code.  This Award shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A.

9.          No Obligation to Continue Service Relationship.  Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Award to continue the Grantee’s employment or other Service Relationship with the Company or an Affiliate and neither the Plan nor this Award shall interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s employment or other Service Relationship with the Company or an Affiliate at any time.

10.         Integration.  This Award constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.          Data Privacy Consent.  In order to administer the Plan and this Award and to implement or structure future equity grants, the Company, its Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award (the “Relevant Information”).  By entering into this Award, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction that the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

12.         Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.       Clawback Acknowledgement.  The Grantee understands that if the Grantee is or becomes subject to the Orrstown Financial Services, Inc. Compensation Recovery Policy (the “Clawback Policy”), the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Grantee pursuant to such means as the Company and/or the Board may elect.  The Grantee agrees that the Grantee shall take all required action to enable such recovery. The Grantee understands that such recovery may be sought and occur after the Grantee’s Service Relationship terminates.  The Grantee further agrees that the Grantee is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Grantee hereby irrevocably agrees to forego such indemnification.  The Grantee acknowledges and agrees that the Grantee has received and has had an opportunity to review the Clawback Policy.  Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Grantee shall not be deemed (i) an event giving rise to a right to resign for “good reason”, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party.  Further, to the extent that any Grantee receives any amount in excess of the amount that the Grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Administrator may require the Grantee to repay any such excess amount to the Company.  This Section 12 is a material term of this Award and is only applicable to officers of the Company who are deemed to be officers under Section 16 of the Exchange Act.

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Name: Thomas R. Quinn, Jr.
Title: President and Chief Executive Officer

The foregoing Award is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Award pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	As provided on Global Shares	Executed through Global Shares
Grantee’s Signature

Grantee’s name and address:

As provided on Global Shares

As provided on Global Shares

As provided on Global Shares